Exhibit 10.1

CONFIDENTIAL TREATMENT

Amendment # 3

OsoBioPharmaceuticals Manufacturing, LLC (OsoBio) and Cubist Pharmaceuticals, Inc., (Cubist) are parties to a processing Agreement dated August 11, 2004, as amended by Amendment No.1 dated May 23, 2005, and Amendment No. 2 dated April 18, 2007 (the “Agreement”).

The parties now desire to amend the Agreement as set forth upon the terms and conditions set forth in the Agreement.

Therefore, in consideration of the mutual conditions and covenant set forth herein, OsoBio and Cubist Agree as follow:

1.               “Cardinal Health” shall be replaced by “OsoBio” in each instance where “Cardinal Health” appears in the Agreement.

2.               Exhibit B-1 of the Agreement is deleted in its entirety and replaced with the revised Exhibit B-1 Pricing attached to this Amendment No. 3.

3.               Amendment No. 2 shall be deleted in its entirety and its terms shall have no force or effect.

4.               Section 3.1 shall be amended such that the third sentence of Section 3.1 is deleted in its entirety and replaced with the following sentence: “Cubist will use []* to supply API and reference standards []* not later than []* before the scheduled Processing Date upon which such API will be used by OsoBio hereunder.”

5.               Section 4.6 shall be amended such that the following sentence shall be inserted between the current first and second sentences of Section 4.6: “In addition, if Cubist appropriately rejects Product due to OsoBio’s breach of its obligations hereunder to provide Product conforming to the Specifications and Applicable Laws []*, Cubist shall have the right, at Cubist’s sole discretion, to withdraw, without penalty or causing a breach, any or all Purchase Orders which have been submitted at the time of such []*.”

6.               Section 5.1 shall be amended such that the fourth sentence of Section 5.1 shall be deleted in its entirety and replaced with the following sentence: “OsoBio will use []* to provide Cubist with an accurate and complete Batch Record and Certificate of Analysis for each Batch Processed within []* after OsoBio’s completion of Processing.”

7.               Section 5.1 shall be amended such that the following language shall be added to the end of the eighth sentence of Section 5.1: “or other disposition of a Batch if such Batch is rejected by Cubist.”

*Confidential Treatment Requested.  Omitted portions filed with the Securities and Exchange Commission (the “Commission”).

8.     Section 6.2 shall be deleted in its entirety and replaced with the following language:

Section 6.2:  Storage of Product.

(a)          OsoBio will store Product in accordance with storage specifications provided by Cubist.  OsoBio will store finished Product for up to []* following finished Product release or Batch rejection (“Disposition”) by Cubist.  If Cubist fails to take delivery of any Product by the last day of such []* period (the “Storage Date”), OsoBio shall store such Product as Cubist’s agent, and Cubist shall be invoiced on the first day of each month following the Storage Date for reasonable administration and storage costs, in accordance with the schedule below, for the period commencing on the Storage Date and ending on the date of Cubist’s (or Cubist’s carrier’s) pick up of Product, as requested and scheduled by Cubist.

Storage Charges

No charge for the first []* following Disposition of a Batch by Cubist. OsoBio shall charge the following storage fees for Product stored beyond []* following Disposition of the batch by Cubist:

•      Room temperature storage: $[]* per pallet* per month

•      Refrigerated Storage: $[]* per pallet* per month

•      Frozen storage: $[]* per pallet* per month

*Or portion of one (1) pallet

(b)         For all such stored Product, Cubist agrees that: (1) Cubist has made a fixed commitment to purchase such Product, (2) title and risk of loss for such Product passes to Cubist on the Storage Date, (3) such Product shall be on a bill and hold basis for legitimate business purposes, and (4) Cubist will be responsible for any decrease in market value of such Product that relates to factors and circumstances outside of OsoBio’s control.  Within five (5) days following a written request from OsoBio, Cubist shall provide OsoBio with a letter confirming items (1) through (4) of this Section for all stored Product.

(c)          For the avoidance of doubt, OsoBio shall in no instance destroy or otherwise dispose of a Batch, whether released or rejected, other than in accordance with Cubist’s written instructions.

9.               Section 9.1 shall be amended such that the first clause (up until the first semicolon) of the first sentence of Section 9.1 shall be deleted in its entirety and replaced with the following sentence: “OsoBio will use []* to provide Cubist with properly completed copies of Batch records prepared in accordance with the Specifications within []* following completion of Processing of each batch;”.

10.         Section 16.1 of the Agreement is hereby amended by adding “[]*” within the parenthetical, immediately before “[].”

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

11.         Article 17 shall be amended such that the contact information for notices to OsoBio shall read as follows:

If to OsoBio:

OSO BioPharmaceuticals Manufacturing, LLC

4401 Alexander Blvd. NE

Albuquerque, NM  87107

Attention:  Vice President, Business Development

With Copy to:

OSO BioPharmaceuticals Manufacturing, LLC

4401 Alexander Blvd. NE

Albuquerque, NM  87107

Attention:  Contracts Manager

12.         Exhibit A of the Agreement is deleted in its entirety and replaced with the revised Exhibit A attached to this Amendment No. 3.

Any conflict between the provision of this Amendment and the Agreement shall be resolved in favor of this Amendment and capitalized terms used in this Amendment No. 3 shall have the same meaning given to them in the Agreement, unless otherwise defined in this Amendment No. 3.

This Amendment No. 3 shall be effective January 1, 2010 (“Amendment No. 3 Effective Date”).  Unless otherwise expressly set for the herein, all other terms and conditions set forth in the Agreement shall remain in full force and effect.  Following the Amendment No. 3 Effective Date, the term “Agreement” shall be deemed a reference to the Agreement as amended by this Amendment No. 3.

This Amendment No. 3 may be signed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument, and such counterpart

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Lindon M. Fellows

Name:	Lindon M. Fellows

Title:	Senior Vice President, Technical Operations

OSO BIOPHARMACEUTICALS, LLC

By:	/s/ Milton Boyer

Name:	Milton Boyer

Title:	Vice President — Business Development

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

EXHIBIT A

[]*

*Confidential Treatment Requested.  Omitted portions filed with the Commission.

EXHIBIT B-1

[]*

*Confidential Treatment Requested.  Omitted portions filed with the Commission.